AMENDED SCHEDULE A

to the

SUB-ADVISORY AGREEMENT

dated November 17, 2021, as amended August 31, 2022, between

CATHOLIC RESPONSIBLE INVESTMENTS FUNDS

and

Dodge & Cox

The Adviser shall pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Sub-Adviser from time to time in accordance with the following fee schedule:

Fund

CATHOLIC RESPONSIBLE INVESTMENTS MULTI-STYLE
US EQUITY FUND

[REDACTED]

CATHOLIC RESPONSIBLE INVESTMENTS BOND FUND

[REDACTED

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

CHRISTIAN BROTHERS INVESTMENT SERVICES, INC.

By:	/s/ Jeffrey A. McCroy
Name:	Jeffrey A. McCroy
Title:	President and Chief Executive Officer

Dodge & Cox

By:	/s/ Alexander J. Chartz
Name:	Alexander J. Chartz
Title	Vice President

ACKNOWLEDGED & ACCEPTED BY:

CATHOLIC RESPONSIBLE INVESTMENTS FUNDS

By:	/s/ Michael G. Beattie
Name: Michael G. Beattie
Title: President